

Jonas Wood

BUY SHARES

An American artist best known for his innovative and densely patterned paintings.

DEAL TERMS

SIMILAR SALES

BIOGRAPHY

MEDIA

DOCUMENTS


Jonas Wood
(b. 1977)
Hammer 5
Initialled twice, dated twice and titled 'JBRW 2010 HAMMER 5 JBRW 2010' (on the reverse), oil & acrylic on linen, 90 X 114in. (228.6 X 289.6cm.)

WHY WE LIKE THIS PAINTING

Jonas Wood (b. 1977, Boston) is one of the most important ultra-contemporary artists working today.

His work first appeared at auction in 2011 with total sales below $100,000 annually until his auction market grew to $4.9 million in 2015 (excluding works on paper, editions and prints) when his large-scale canvases first became available. In 2019 year-to-date, Wood's average realized sales price at auction was $992,000 and has increased at a 42.9% compound annual growth rate since 2015. The rising prices and volume speak to the breadth of Woods' collector base and appeal, which include several prominent art collectors, including Eli Broad, Yusaku Maezawa, and Maurice and Paul Marciano.

The artist, who recently had his first major museum survey of his work at the Dallas Museum of Art, is continuing to see momentum build for his market. His auction record, set with the painting *Japanese Garden 3*, achieved a realized sale price of $4.9 million at Christie's in May 2019 and was approximately double his prior record. Auction sales for the artist's work have already exceeded $16 million in 2019 year-to-date and have increased at a 38.9% compound annual growth rate since 2015. This September, Wood was invited to collaborate with fashion powerhouse Louis Vuitton, following in the footsteps of superstar artists like Jeff Koons and Yayoi Kusama.

Deal Terms

THE PAINTING

Hammer 5

Masterworks agreed to acquire *Hammer 5* (2010) at Christie's evening sale of Post-War and Contemporary Art in London for £800,625 ($989,723) on October 4, 2019. In this work, Jonas Wood revisits his 'New Plant' series through the lens of his first solo institutional exhibition at the Hammer Museum in Los Angeles in 2010. The monumental canvas, 90 × 114 in., abstracts and flattens a view of two walls on which three of the 'New Plants' hang.



Hammer 5
2010

Initialled twice, dated twice and titled 'JBRW 2010 HAMMER 5 JBRW 2010' (on the reverse), oil & acrylic on linen, 90 × 114in. (228.6 × 289.6cm.)
Painted in 2010

APPRAISED VALUE

$1,800,000

Immediately prior to the purchase, the painting was appraised for $1,800,000 by a third-party appraisal firm. Investors are cautioned not to put undue emphasis on appraisals.

AMOUNT WE ARE RAISING

$1,089,000

SEC FILING

Offering Statement

We file documents with the SEC which can be obtained on www.sec.gov—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Historic Returns

All auction sales in which an object sold more than once at auction since 1950 are presented below, listed from most recent sale to east recent sale.



PURCHASE PRICE **$36,250**
SALE PRICE **$237,500**

TOTAL RETURN
6.55x (5 years)



PURCHASE PRICE **$453,564**
SALE PRICE **$2,061,666**

TOTAL RETURN
4.55x (3 years)



PURCHASE PRICE **$13,750**
SALE PRICE **$37,500**

TOTAL RETURN

▲2.73x (2 years)



PURCHASE PRICE
$280,685

SALE PRICE
$580,500

TOTAL RETURN
▲2.07x (3 years)



PURCHASE PRICE
$55,935

SALE PRICE
$86,625

TOTAL RETURN
▲1.55x (2 years)

Biography

Jonas Wood is an American artist best known for his innovative and densely patterned paintings of domestic interiors, landscapes, and sports events. Based in Los Angeles, Wood is known for his blocky, graphic aesthetic which renders his paintings and prints as both visually inviting and simultaneously flat. His works often feature objects with their own self-contained images—like a television set or a canvas hung on the wall—creating complex, picture-within-picture compositions. Wood utilizes a mixture of collaged studies, drawings, and photographs as the springboard for his paintings, which have affinities to the colorful works of David Hockney, Henri Matisse, and Alex Katz. Born in 1977 in Boston, MA, he went on to receive his MFA in painting from the University of Washington in 2002. Today, his works are found in the permanent collections of the Hammer Museum in Los Angeles, the Saatchi Gallery in London, and The Museum of Modern Art in New York, among others. Wood lives and works in Los Angeles, CA.

2018 AUCTION SALES
$13,213,350

NUMBER OF LOTS SOLD
50

Media



Documents

Offering Circular	Official Filing on SEC.gov
Condition Report	Hammer 5 Condition Report
Artwork Appraisal	Artwork Appraisal - (Jonas Wood - Hammer 5 Appraisal)
Certificate of Authencity	Certificate of Authencity - (Jonas Wood - Hammer 5 Authenticity)
Provenance	Shane Campbell Gallery, Chicago Acquired from the above by a private collector in 2010. Christie's, Post-War and Contemporary Art Evening Auction, London, October 4, 2019. Lot 36 Acquired from the above by Masterworks.
Further Reading	Post-War and Contemporary Art Evening Auction, London, 4 October 2019 (please note that the information from Christie's is to not be construed as part of our offering materials)

Qualified Offerings:

Any offering appearing on the unrestricted portion of this website will be made under Regulation A of the Securities Act of 1933, as amended, only by means of an offering circular, which forms an integral part of an offering statement. An offering statement on Form 1-A relating to these securities has been filed with the Securities and Exchange Commission ("SEC"). Any offering that references an ability to "Buy Shares" indicates that the SEC has qualified that offering statement, which only means that the issuer of those shares may make sales of the securities described by the offering statement. It does not mean that the SEC has approved, passed upon the merits of, or passed upon the accuracy or completeness of the information in the offering statement. The securities offered by Masterworks issuers are highly speculative. Investing in securities of Masterworks issuers involves significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that such investment could be illiquid for an indefinite period of time. No public market currently exists for the securities, and if a public market develops following the offering, it may not continue. You may obtain a copy of the offering circular that is part of that offering statement from the page(s) on this website referencing that particular offering. You should read the offering circular of for each such offering before making any decision with respect to such offering

Pre-Qualified Offerings (Testing the Waters):

We may, from time to time, engage in "testing the waters" under Regulation A of the Securities Act of 1933, as amended, for the offerings currently filed with (but not yet qualified by) the SEC. This process allows companies to determine whether there may be interest in an eventual offering of their securities. We are not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people, who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the SEC and the SEC has "qualified" the offering statement. The information in the offering statement will be more complete than any information provided on this web site, and could differ in important ways. You must consider fully the information provided in the offering statement filed with (and qualified by) the SEC prior to making any investment decision.

No money or other consideration is being solicited at this time for any pre-qualified offering, and if sent in response, will not be accepted.

No offer to buy the securities for a pre-qualified offering can be accepted and no part of the purchase price can be received by the issuer or anyone else until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification.

An indication of interest involves no obligation or commitment of any kind by either party.

Other Disclaimers Applicable to Offerings by Masterworks issuers:

The information contained on the Masterworks.io web site has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks.io website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with SEC or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks.io **Terms of Use** and **Privacy Policy**. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.io), or as available on the SEC's EDGAR web site.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services. Neither FINRA, the SEC or any other regulatory organization endorses, indemnifies, or guarantees the business practices of SDDco Brokerage Advisors, LLC, selling methods, the shares or any offering referenced on this website.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation for more information.

Masterworks.io, LLC is located at 497 Broome St, Suite 1, New York, NY 10013

All securities transactions and broker dealer activities are currently offered through a partnership with SDDco Brokerage Advisors LLC MEMBER FINRA / SIPC ("SDDco-BA"). To check the background of SDDco and its representative, visit FINRA's **BrokerCheck**.

SDDco Brokerage Advisors, LLC is located at 485 Madison Ave, 15th Floor, New York, NY 10022.

Masterworks.io and its affiliates are independent and unaffiliated with SDDco-BA. Any securities transactions or related activities offered by Masterworks.io associated persons are conducted in their capacities as registered representatives of SDDco-BA, or in their capacity as a "principal" to the transaction pursuant to SEC Rule 3a4-1.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

↑ BACK TO TOP